Exhibit 99.1

NEWAGE AND ARIIX UPDATE MERGER AGREEMENT

Pending merger and due diligence on track

Revised terms provide clarity on total consideration

DENVER, COLORADO, October 1, 2020 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based omni-channel social selling and distribution company with a network of independent business owners across 75 countries worldwide, today announced that it has amended the merger agreement for the acquisition of ARIIX, and that it expects to close the transaction no later than November 30, 2020.

Details of the amended and restated agreement and plan of merger are included in the Company’s Current Report on Form 8-K dated October 1, 2020, and the deadline for completing the audit of the ARIIX’s financial statements and completing the transaction has been extended until November 30, 2020.

Brent Willis, Chief Executive Officer of NewAge, commented, “We think it is great for our shareholders to have increased clarity on the total cost of the ARIIX transaction, and to have agreed to terms on the future portion of the consideration, which represents a very attractive premium to the current share price. As a private company operating globally, the audit of ARIIX’s financial statements is taking time to complete, and we feel it is prudent to be thorough and have the audit materially completed before closing. We are on track for closing and our continued diligence indicates that our two powerful companies have a bright future together.”

NewAge communicated that it expects to capture approximately $20 million in additional annualized EBITDA in the first 18 months following closing in cost and revenue synergies in the areas of cost of goods sold, manufacturing efficiencies and scale, operational redundancy, cross-pollination of brands, and market and channel expansion. NewAge has already identified more than $10 million in annualized synergies to be implemented this year from the combined group.

Fred Cooper, CEO of ARIIX said, “The strength of our two companies coming together will have significant benefits to all our stakeholders around the globe. We have been working closely with Brent and his team and have identified several key areas within our organizations where we can gain efficiencies and enhance our overall business performance very positively impacting both the top and bottom lines. Historically ARIIX has delivered close to $20 million in EBITDA annually. With the convergence of the two organizations, the anticipated synergies of $20 million, the improved profitability of NewAge now that their retail brands have been sold, and the global organic growth we are experiencing, we believe both our top and bottom line outlook look extremely attractive.”

On July 20, 2020, NewAge, Inc., announced the signing of an agreement to acquire ARIIX and four other e-commerce/direct selling companies. The combination is expected to create a company with expected annual revenues of more than $500 million, a blended gross margin of 70%, and expected EBITDA of more than $30 million.

About NewAge, Inc. (NASDAQ: NBEV)

NewAge is a Colorado-based organic and healthy products company dedicated to inspiring and educating consumers to “Live Healthy.” The Company is an omni-channel distribution company with access to traditional retail, e-commerce, direct-to-consumer, and medical channels across more than 75 countries worldwide when combined with ARIIX. NewAge markets a portfolio of better-for-you products including the brands Tahitian Noni, TeMana, ‘Nhanced and others. The Company operates the websites www.newage.com, www.noninewage.com, and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, financial condition, the acquisition of ARIIX, statements about the benefit of the ARIIX transaction, and the extent and duration of COVID-19 on its business. The forward-looking statements are based on the assumption that operating performance and results will continue in line with historical results. Management believes these assumptions to be reasonable, but there is no assurance they will prove to be accurate. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

NewAge has exclusively partnered with the world’s 5th largest water charity, WATERisLIFE, to end the world water crisis with the most innovative technologies available. Donate at WATERisLIFE.com to help us #EnditToday.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer
Vice President, Investor Relations
Tel: 1-801-870-8685
Riley_Timmer@NewAge.com

Investor Relations Counsel:

John Mills/Scott Van Winkle

ICR – Strategic Communications and Advisory

Tel: 1-646-277-1254/1-617-956-6736

newage@icrinc.com

NewAge, Inc.:

Gregory A. Gould

Chief Financial Officer

Tel: 1-303-566-3030

Greg_Gould@NewAge.com